AMENDED AND RESTATED
                  PLAN FOR MULTIPLE CLASSES OF SHARES
                                   OF
               CREDIT SUISSE WARBURG PINCUS SELECT FUNDS
                     (formerly "DLJ Select Funds")

1. THIS PLAN, as it may be amended from time to time, is the written plan (the "Plan") contemplated by Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"), in connection with the issuance and distribution of multiple classes of shares representing interests in the same portfolio of securities of each of Credit Suisse Warburg Pincus Technology Fund ("Technology Fund") and Credit Suisse Warburg Pincus Strategic Growth Fund ("Growth Fund", and collectively with any other future series of Credit Suisse Warburg Pincus Select Funds, the "Credit Suisse Warburg Pincus Select Funds" and each, a "Fund").

2. Credit Suisse Warburg Pincus Select Funds may issue multiple classes of shares, subject to such front-end sales loads, contingent deferred sales loads, redemption fees, and waivers therefrom, each up to the maximum limit and to the maximum extent permitted by the rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., as such rules and regulations may be amended from time to time, as may be described in Credit Suisse Warburg Pincus Select Funds' Registration Statement from time to time as such changes may be approved by the Board of Trustees.

3. Each class shall have a different arrangement for shareholder services or the distribution of shares or both, and shall pay the expenses of that arrangement, except for Class D shares of a Fund which shall have no arrangement. Each class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund's assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes of the same Fund ("Other Class Expenses").

4. Each class may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of Credit Suisse Warburg Pincus Select Funds to the different investment performance of each class.

5. Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement.


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6. Each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. Each class shall have in all other respects the same rights and obligations as each other class.

8. Expenses may be waived or reimbursed by Credit Suisse Warburg Pincus Select Funds' adviser, underwriter, or any other provider of services to Credit Suisse Warburg Pincus Select Funds.

9. Other Class Expenses may include only (i) transfer agency fees attributable to a specific Class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific Class; (iii) blue sky registration fees incurred by a Class; (iv) registration fees of the Securities and Exchange Commission (the "Commission") incurred by a Class; (v) the expenses of administrative personnel and services as required to support the shareholders of a specific Class; (vi) litigation or other legal expenses relating solely to one Class; and (vii) Trustees' fees incurred as a result of issues relating to one Class.

10. Income, realized and unrealized capital gains and losses, and expenses of Credit Suisse Warburg Pincus Select Funds not allocated to a particular class, except as set forth above, shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of Credit Suisse Warburg Pincus Select Funds.

11. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor each Fund for the existence of any material conflicts among the interests of its several Classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Credit Suisse Asset Management, LLC (the "Adviser") and Credit Suisse Asset Management Securities, Inc. (the "Distributor") will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict arises, the Adviser and the Distributor will be responsible at their own cost for remedying such conflict by appropriate steps up to and including the establishment of a new registered management investment company.

12. The Trust's plans adopted under Rule 12b-1 under the Act (the "Rule 12b-1 Plan") provide that the Trustees will receive quarterly and annual statements complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only distribution expenditures properly attributable to the sale of a Class will be used to support the Rule 12b-1 fee charged to shareholders of such Class. Expendi tures not related to the sale of a specific Class will not be presented to the Trustees to support Rule 12b-1 fees charged to shareholders of such Class. The statements, including


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the allocations upon which they are based, will be subject to the review and approval of the Independent Trustees in the exercise of their fiduciary duties.

13. Dividends paid by a Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner, at the same time and on the same day and will be in the same amount, except that fee payments made under the Rule 12b-1 Plan relating to the Classes will be borne exclusively by each Class and except that any Class Expenses may be borne by the applicable Class.

14. For purposes of expressing an opinion on the financial statements of a Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted from time to time by the American Institute of Certified Public Accountants.

15. Each Credit Suisse Warburg Pincus Select Fund may be offered with an exchange privilege providing that securities of the class may be exchanged for certain securities of another Credit Suisse Warburg Pincus Select Fund or a fund advised by Credit Suisse Warburg Pincus Select Funds' investment advisers or whose securities are distributed by Credit Suisse Warburg Pincus Select Funds' distributor or otherwise.

16. Each Credit Suisse Warburg Pincus Select Fund may be offered with a conversion feature providing that shares of one class (the "Purchase Class") will be exchanged automatically for shares of another class (the "Target Class") after a specified period of time, provided that such conversion will be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge and that the expenses, including payments authorized under a Rule 12b-1 plan for the Target Class are not higher than the expenses, including payments authorized under a Rule 12b- 1 plan, for the Purchase Class; and, if the amount of expenses, including payments authorized under a Rule 12b-1 plan, for the Target Class are increased materially without approval of the shareholders of the Purchase Class, Credit Suisse Warburg Pincus Select Funds will establish a new Target class for the Purchase Class on the same terms as applied to the Target Class before that increase.

17. Each Credit Suisse Warburg Pincus Select Fund may offer a conversion feature providing that shares of a class in which an investor is no longer eligible to participate may be converted to shares of a class in which such investor is eligible to participate provided that such investor is given notice of the proposed conversion either at the time of purchase or subsequently and the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of a sales load, fee or other charge.


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18. Terms of the Classes

      A. Each Fund offers four classes of shares (each, a "Class"), designated Class A, Class B, Class C and Common Class and the Credit Suisse Warburg Pincus Technology Fund offers a fifth additional class of shares, designated Class D. Each Fund reserves the right to issue additional classes.

      B. Class A shares are offered subject to a front-end sales load of up to 5.75% of the offering price of the Credit Suisse Warburg Pincus Select Funds; provided, however, that such front-end sales charges may be waived in certain circumstances described in the Prospectus. Each Fund's Class A Shares are subject to a management fee as described in the Prospectus, and a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A shares of such Fund consisting of distribution payments and/or service fees of .25 of 1% per year of the average daily net assets of the Class A shares of such Fund.

      C. Each Fund's Class B shares are offered subject to a contingent deferred sales charge of 4% if redeemed within 1 year after purchase, 3% if redeemed more than 1 year but less than 2 years of purchase, 2% if redeemed more than 2 years but less than 3 years after purchase, and 1% if redeemed more than 3 years but less than 4 years after purchase and 0% if redeemed more than 4 years after purchase; provided, however, that such contingent deferred sales charge may be waived in certain circumstances described in the Prospectus. Each Fund's Class B shares are subject to a management fee as described in the Prospectus and a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class B shares of such Fund consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class B shares of such Fund and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class B shares of such Fund.

      D. Each Fund's Class C shares are offered subject to a contingent deferred sales charge of 1% if redeemed within 1 year after purchase and 0% if redeemed more than 1 year after purchase; provided, however, that such contingent deferred sales charge may be waived in certain circumstances described in the Prospectus. Each Fund's Class C shares are subject to a management fee as described in the Prospectus and a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class C shares of such Series consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class C shares of such


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            Fund and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class C shares of such Fund.

      E. Class D shares of the Fund offering such shares are not subject to any sales charges, distribution fees, or service fees.

      F. Each Fund's Common Class shares are offered without a front-end sales load or a contingent deferred sales charge but will be subject to a Rule 12b-1 fee at an annual rate of .25 of 1% of the average daily net assets of the Common Class shares of such Fund.

      G. Except for shares acquired through reinvestment of dividends, each Fund's Class B shares held for 8 years after purchase will be automatically converted into Class A shares of such Fund.

      H. Shares of one Class of a Fund can be exchanged for shares of the same Class of the other Credit Suisse Warburg Pincus Select Funds, for shares of the Credit Suisse Warburg Pincus U.S. Government Money Fund or Credit Suisse Warburg Pincus Municipal Money Fund or for shares of the same class of other Credit Suisse Warburg Pincus Opportunity Funds or Credit Suisse Warburg Pincus Capital Funds, where legally permissible and as described in the Prospectus. Class A shares may also be exchanged for Common Class shares of other Credit Suisse Warburg Pincus Select Funds, Credit Suisse Warburg Pincus Capital Funds or Credit Suisse Warburg Pincus Opportunity Funds.

19. This Plan is hereby approved by a majority of the Trustees of Credit Suisse Warburg Pincus Select Funds, including a majority of the Trustees who are not interested persons of each Credit Suisse Warburg Pincus Select Fund (collectively, the "Trustees"). The Trustees have found that this Plan, including the expense allocation, is in the best interests of Credit Suisse Warburg Pincus Select Funds. The Trustees have made this determination after requesting and evaluating such information as may be reasonably necessary to evaluate this Plan.


Approved February 1, 2001.


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